Exhibit 21.1

MDC PARTNERS INC.

LIST OF SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation

656712 Ontario Limited	Ontario
Accent Marketing Services, L.L.C.	Delaware
Accumark Communications Inc.	Ontario
Allard Johnson Communications Inc.	Ontario
Ambrose Carr Linton Carroll Inc.	Ontario
Ashton-Potter Canada Ltd.	Ontario
Ashton-Potter (USA) Ltd.	Delaware
Banjo Strategic Entertainment, LLC	Delaware
Bratskeir & Company, Inc.	Delaware
Bruce Mau Design Inc.	Ontario
Bryan Mills Group Ltd.	Ontario
Chinnici Direct, Inc.	Delaware
Cliff Freeman and Partners LLC	Delaware
Colle & McVoy, Inc.	Minnesota
Computer Composition of Canada Inc.	Ontario
Crispin Porter & Bogusky LLC	Delaware
Dotglu, LLC	Delaware
Fletcher Martin Ewing LLC	Delaware
Hello Design, LLC	Delaware
henderson bas partnership	Ontario
Integrated Healthcare Communications, Inc.	Ontario
Kirshenbaum Bond & Partners LLC	Delaware
Kirshenbaum Bond & Partners West, LLC	Delaware
Mackenzie Marketing, Inc.	Delaware
Margeotes / Fertitta + Partners LLC	Delaware
Maxxcom Inc.	Delaware
Maxxcom Inc.	Ontario
Metaca Corporation	Ontario
Mono Advertising LLC	Delaware
Northstar Research Partners Inc.	Ontario
Placard Pty. Ltd.	Australia
Pro-Image Corporation	Delaware
Source Marketing, LLC	New York
TargetCom, LLC	Delaware
Veritas Communications Inc.	Ontario
VitroRobertson LLC	Delaware
Zig Inc.	Ontario